060 Putnam High Yield Advantage Fund 11/30/14 Annual Report

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	28,598
Class B	   782
Class C	 1,256
Class M  6,523

72DD2 (000s omitted)

Class R	  1,410
Class Y	 10,441

73A1

Class A	0.324
Class B	0.276
Class C	0.276
Class M	0.312

73A2

Class R	0.312
Class Y	0.336

74U1 (000s omitted)

Class A	 86,677
Class B	  2,825
Class C	  4,233
Class M	 18,437

74U2 (000s omitted)

Class R	  4,720
Class Y	 30,236

74V1

Class A	6.11
Class B	5.98
Class C	5.96
Class M	6.10

74V2

Class R	6.10
Class Y	6.37

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.